                                                                    EXHIBIT 99.2

LHS Group Inc.
6 Concourse Parkway
Suite 2700
Atlanta, Georgia 30328
Contact:
Klaus Kleber (770) 280-3461 (USA)
Andrea Willige +49 (0) 6103.482.100 (Europe)


                 LHS INTRODUCES OBJECT-ORIENTED NEXT GENERATION
                       CUSTOMER CARE AND BILLING SOFTWARE

ATLANTA/FRANKFURT, February 22, 1999 -- LHS Group Inc. (NASDAQ: LHSG/ Neuer
Markt: LHI) today announced the launch of its object-oriented next generation customer care and billing software "Targys -- the millennium series" for the global telecommunications industry. The key benefits of Targys include limitless scalability and seamless integration with other software, regardless of hardware and operating systems. Targys makes development of task-specific user interfaces a simple matter of "drag and drop". Moreover, it is equipped with complete Internet functionality for remote sites, as well as customer self-care. All Targys applications will be fully compatible with LHS' existing customer care and billing system BSCS.

The first application of the Targys series is now in use at Swisscom AG Mobile, Bern, Switzerland. "The needs of our customers in the global telecommunications marketplace have changed significantly over the years. Due to increasing competition, service providers need to continuously roll out new products. Consequently, new business processes have to be integrated into the customer care and billing system in a cost and time-effective manner," said Hartmut Lademacher, LHS Chief Executive Officer.

Targys is based on a multi-tiered component-based architecture employing Java as implementation language. It allows plug-and-play interoperability with other software that supports CORBA 2, an industry standard introduced by the Object Management Group (OMG).

Targys comes with an optional graphical user interface construction kit, allowing customers and system integrators to implement user interfaces according to specific workflows. "The introduction of this series of applications signifies a completely new direction in our product strategy," said Dr. Hansjorg Beha, LHS Executive Vice President and Chief Technology Officer. "Targys is designed to give our customers the greatest possible flexibility. Its open system approach allows customers to quickly adopt new business processes and facilitates easier replacement of legacy systems -- an important future market."

Dr. Beha further explained that the Targys Customer Inquiry Application is the first in a series of components to be rolled out throughout 1999. The series will include five additional applications: Order Management; Customer Care; Customer Self-Care (Web Service Center); Corporate Account and Back Office.

Daniel Staub, Head of Billing and Customer Support Systems at Swisscom AG Mobile commented: "With Targys, we've experienced quicker processing speed -- our service personnel will be able to access customer information even faster. Targys will also deliver increased flexibility, speed and simplicity in adapting our billing and customer care system to future business requirements." LHS will introduce and first demonstrate Targys at a press conference February 24, 1999, during the GSM World Congress, in Cannes, France.

About Swisscom
--------------
Swisscom is the principal provider of telecommunications services in Switzerland, offering a comprehensive range of services to residential and business customers. Swisscom provides approximately 4.7 million fixed-line telephone access channels in Switzerland, including 740,000 ISDN channels, representing one of the highest ISDN penetration rates in the world. Swisscom also provides mobile telecommunications services with more than 1.6 million mobile telephone customers. For more information, visit Swisscom's web site at www.swisscom.com.
----------------

LHS is a leading global provider of convergent client/server customer care, billing and customer acquisition software and services for the telecommunications industry. Its over 140 systems are installed in more than 60 countries, operating in 13 languages. In addition to its Atlanta headquarters, LHS has major offices in Frankfurt, Germany; Kuala Lumpur, Malaysia; Boston and Miami, USA; and Zurich, Switzerland. LHS is listed with NASDAQ (LHSG) and on the Frankfurt Neuer Markt Exchange (LHI). For more information, visit LHS' web site at www.lhsgroup.com.
                                     * * *


                                       2